Exhibit 10.6.2
EXECUTIVE AND DIRECTOR GRANTOR TRUST AGREEMENTS
AMENDMENT 2008-1
EFFECTIVE DECEMBER 31, 2008
In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Edison International Executive Grantor Trust Agreement and Edison International Director Grantor Trust Agreement are each amended as follows:
To add a new Section 7.09 to read as follows:
7.09 Section 409A Provisions
In no event shall any Grantor contribute to or otherwise fund the trust in a manner or on terms that would result in the imputation of any tax, penalty or interest or Tax Funding under Section 409A(b)(1) of the Code. In addition, and notwithstanding any provision of this Trust Agreement to the contrary, in no event shall any Grantor be obligated to, nor shall it, contribute to or otherwise fund the trust “in connection with a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code.

Edison International		Bank of America, N.A.

By:	/s/ Diane L. Featherstone	By:	/s/ Demi Tupua
Title:	Senior Vice President, Human Resources	Title:	Assistant Vice President

Southern California Edison Company

By: Title:	/s/ Diane L. Featherstone Senior Vice President, Human Resources